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                                SUB-ADVISORY AGREEMENT
               (BERGER ASSOCIATES, INC./BAY ISLE FINANCIAL CORPORATION)

                          BERGER INFORMATION TECHNOLOGY FUND
                   (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)

     This SUB-ADVISORY AGREEMENT (the "Agreement") is entered into effective as of the _____ day of _______________, 1999, by and between BERGER ASSOCIATES, INC., a Delaware corporation ("Berger Associates"), and BAY ISLE FINANCIAL CORPORATION, a California corporation ("Bay Isle").

                                       RECITALS

     A. Berger Associates has entered into an Investment Advisory Agreement (the "Advisory Agreement") with Berger Investment Portfolio Trust, a Delaware business trust (the "Trust") and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the Berger Information Technology Fund, a series of the Trust (the "Fund"), pursuant to which Berger Associates has agreed to provide investment advisory services with respect to the Fund.

     B. Bay Isle is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

     C. Berger Associates desires to retain Bay Isle to furnish investment advisory services with respect to the Fund, and Bay Isle is willing to furnish such services.

                                      AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


     1. DUTIES OF BAY ISLE. Berger Associates hereby engages the services of Bay Isle as sub-adviser for the Fund in furtherance of the Advisory Agreement. Bay Isle agrees to perform the following duties, subject to the oversight of Berger Associates and to the overall control of the officers and the Trustees of the Trust:

          (a) Bay Isle shall manage the investment operations of the Fund and the composition of its investment portfolio, and determine without prior consultation with Berger Associates or the Trust, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, and shall direct Berger Associates with respect to the execution of trades


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in connection with such determinations, in conformity with the investment objective, policies and restrictions and the other statements concerning the Fund in the Trust's trust instrument, as amended from time to time (the "Trust Instrument"), bylaws and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and the Advisers Act, the rules and regulations thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company;

          (b) Bay Isle shall cause its officers to attend meetings and furnish oral or written reports, as the Trust or Berger Associates may reasonably require, in order to keep Berger Associates, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of Bay Isle, and the investment considerations which have given rise to those decisions;

          (c) Bay Isle shall maintain all books and records required to be maintained by Bay Isle pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees and Berger Associates with such periodic and special reports as the Trustees or Berger Associates reasonably may request. Bay Isle hereby agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust;

          (d) Bay Isle shall submit such reports relating to the valuation of the Fund's assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested;

          (e) Bay Isle shall, on behalf of the Fund, exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as may reasonably requested as to the manner in which such rights should be exercised;

          (f) At such times as shall be reasonably requested by the Trustees or Berger Associates, Bay Isle shall provide the Trustees and Berger Associates with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to


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Section 15(c) of the 1940 Act, and shall make available to the Trustees and
Berger Associates any economic, statistical and investment services normally available to similar investment company clients of Bay Isle; and

          (g) Bay Isle will provide to Berger Associates for regulatory filings and other appropriate uses materially accurate and complete information relating to Bay Isle as may reasonably be requested by Berger Associates from time to time and, notwithstanding anything herein to the contrary, Bay Isle shall be liable to Berger Associates for all damages, costs and expenses, including without limitation reasonable attorneys' fees (hereinafter referred to collectively as "Damages"), incurred by Berger Associates as a result of any material inaccuracies or omissions in such information provided by Bay Isle to Berger Associates; provided, however, that Bay Isle shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished to Bay Isle by Berger Associates.

     2. FURTHER OBLIGATIONS. In all matters relating to the performance of this Agreement, Bay Isle shall act in conformity with the Trust's Trust Instrument, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees and Berger Associates and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules and regulations thereunder, and all other applicable federal and state laws and regulations. Berger Associates agrees to provide to Bay Isle copies of the Trust's Trust Instrument, bylaws, Registration Statement, written policies, procedures and guidelines and written instructions and directions of the Trustees and Berger Associates, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective. Bay Isle shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Trustees in connection with their approval of this Agreement.

     3. OBLIGATIONS OF BERGER ASSOCIATES. Berger Associates shall have the following obligations under this Agreement:

          (a) To keep Bay Isle continuously and fully informed (or cause the custodian of the Fund's assets to keep Bay Isle so informed) as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

          (b) To furnish Bay Isle with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;


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          (c)  To furnish Bay Isle with any further materials or information which Bay Isle may reasonably request to enable it to perform its function under this Agreement; and

          (d) To compensate Bay Isle for its services in accordance with the provisions of Section 4 hereof.

     4. COMPENSATION. Berger Associates shall pay to Bay Isle for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.45% of the average daily net asset value of the Fund. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     5. EXPENSES AND EXCLUDED EXPENSES. Bay Isle shall pay all its own costs and expenses incurred in fulfilling its obligations under this Agreement.

     6. REPRESENTATIONS OF BAY ISLE. Bay Isle hereby represents, warrants and covenants to Berger Associates as follows:

          (a) Bay Isle: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Berger Associates of the occurrence of any event that would disqualify Bay Isle from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Bay Isle that could have a material adverse effect upon Bay Isle's ability to fulfill its obligations under this Agreement.

          (b) Bay Isle has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Berger Associates with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of Bay Isle shall certify to Berger Associates that Bay Isle has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of Bay Isle's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such


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violation.  Upon the written request of Berger Associates, Bay Isle shall permit
Berger Associates, its employees or its agents to examine the reports required to be made to Bay Isle by Rule 17j-1(c)(1) and all other records relevant to Bay Isle's code of ethics.

          (c) Bay Isle has provided Berger Associates with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Berger Associates.

          (d) Bay Isle will notify Berger Associates of any change in the identity or control of its shareholders owning a 10% or greater interest in Bay Isle, or any change that would constitute a change in control of Bay Isle under the 1940 Act, prior to any such change if Bay Isle is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to Bay Isle.

     7. REPRESENTATIONS OF BERGER ASSOCIATES. Berger Associates hereby represents, warrants and covenants to Bay Isle as follows:

          (a) Berger Associates: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from fulfilling its obligations under this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to fulfill its obligations under this Agreement;
(iv) has the legal and corporate authority to enter into and perform this Agreement; and (v) will immediately notify Bay Isle of the occurrence of any event that would disqualify Berger Associates from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Berger Associates that could have a material adverse effect upon Berger Associates' ability to fulfill its obligations under this Agreement.

          (b) Berger Associates has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Bay Isle with a copy of such code of ethics, together with evidence of its adoption.

          (c) Berger Associates has provided Bay Isle with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Bay Isle.


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          (d)  Berger Associates will notify Bay Isle of any change in the identity or control of its shareholders owning a 10% or greater interest in Berger Associates, or any change that would constitute a change in control of Berger Associates under the 1940 Act, prior to any such change if Berger Associates is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to Berger Associates.

     8. TERM. This Agreement shall become effective as of the date first set forth above and shall continue in effect until April 30, 2001, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Berger Associates or Bay Isle, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. Berger Associates shall use its best efforts consistent with the fiduciary obligations of all parties to obtain such annual approvals of this Agreement.

     9. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days' advance written notice of termination be given to Bay Isle at its principal place of business. This Agreement may also be terminated by Berger Associates or the Trust: (i) upon a material breach by Bay Isle of any of the representations and warranties set forth in Section 6 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (ii) if Bay Isle becomes unable to discharge its duties and obligations under this Agreement. This Agreement may be terminated by Bay Isle at any time, without penalty: (i) by giving 60 days' advance written notice of termination to Berger Associates and to the Trust, or (ii) upon a material breach by Berger Associates of any of the representations and warranties set forth in Section 7 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach. In addition, this Agreement shall terminate, without penalty, upon the termination of the Advisory Agreement.

     10. ASSIGNMENT. This Agreement shall automatically terminate in the event of its assignment.

     11. AMENDMENTS. This Agreement may be amended by the parties only in a written instrument signed by the parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust or Berger Associates, Bay Isle or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.


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     12.  LIMITATION ON PERSONAL LIABILITY.  NOTICE IS HEREBY GIVEN that the
Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     13. LIMITATION OF LIABILITY OF BAY ISLE. Berger Associates will not seek to hold Bay Isle, and Bay Isle shall not be, liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, "Bay Isle" shall include any affiliate of Bay Isle performing services for the Fund contemplated hereunder and directors, officers and employees of Bay Isle and such affiliates.

     14. ACTIVITIES OF BAY ISLE. The services of Bay Isle hereunder are not to be deemed to be exclusive, and Bay Isle is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Bay Isle to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Bay Isle as directors, officers and shareholders of Bay Isle, that directors, officers, employees and shareholders of Bay Isle are or may become similarly interested in the Trust, and that Bay Isle may become interested in the Trust as a shareholder or otherwise.

     15. THIRD PARTY BENEFICIARIES. The parties expressly acknowledge and agree that the Trust and the Fund are third party beneficiaries of this Agreement and that the Trust and the Fund shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if they were
signatories hereto.   Any oversight, monitoring or evaluation of the activities
of Bay Isle by Berger Associates, the Trust or the Fund shall not diminish or relieve in any way the liability of Bay Isle for any of its duties and responsibilities under this Agreement.

     16. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile and followed by copy in first class postal mail, addressed to the parties at their respective


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addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

          (a)  To Berger Associates at:

               Berger Associates, Inc.
               210 University Boulevard
               Denver, Colorado  80206
               Attention:  President
               Phone:  (303) 329-0200
               Fax:  (303) 394-4397

               with a copy to:

               Diane M. Bono, Esq.
               Sonnenschein Nath & Rosenthal
               4520 Main Street, 11th Floor
               Kansas City, Missouri  64111
               Phone:  (816) 932-4400
               Fax:  (816) 531-7545

          (b)  To Bay Isle at:

               Bay Isle Financial Corporation
               160 Sansome Street
               San Francisco, California 94104
               Attention:  President
               Phone: (415) 705-7777
               Fax: (415) 705-7775

          (c)  To the Trust at:

               Berger Investment Portfolio Trust
               210 University Boulevard
               Suite 900
               Denver, Colorado  80206

               with a copy to:

               Lester R. Woodward, Esq.
               Davis, Graham & Stubbs LLP
               370 Seventeenth Street, Suite 4700
               Denver, Colorado  80202
               Phone:  (303) 892-9400
               Fax:  (303) 892-7400


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     17.  CERTAIN DEFINITIONS.  As used in this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually" and "interested persons" shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

     18. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     19. MISCELLANEOUS. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an originally, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers designated below as of the day and year first above written.

                                        BERGER ASSOCIATES, INC.



                                        By:________________________________
                                           Gerard M. Lavin
                                           President


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                                        BAY ISLE FINANCIAL CORPORATION


                                        By:________________________________
                                           Gary G. Pollock
                                           President


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